Exhibit 10.18

COMPANY EQUITY HOLDER SUPPORT AGREEMENT

This Company Equity Holder Support Agreement (this “Agreement”) is being executed and delivered as of January 21, 2019, by the individual named on the signature page hereto (the “Restricted Party”) and, solely for purposes of Section 12 hereof, Hawk Buyer Holdings, LLC (the “2016 Buyer”), in favor of, and for the benefit of Thunder Bridge Acquisition Ltd., a Cayman Islands exempted company (together with its successors, including the resulting Delaware corporation after the consummation of the Domestication (as defined below), “Parent”), Hawk Parent Holdings LLC, a Delaware limited liability company (together with its successors, including the surviving limited liability company in the Merger (as defined below), the “Company”), and each of Parent’s and the Company’s present and future successors and direct and indirect Subsidiaries (collectively with Parent and the Company, the “Covered Parties;” provided, however, any Subsidiary of Parent or the Company shall be deemed a Covered Party solely during the period for which such Person is a Subsidiary of Parent or the Company). Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Merger Agreement (as defined below).

Recitals

WHEREAS, pursuant to and subject to the terms and conditions of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, TB Acquisition Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), the Company, and, solely in its capacity as the Company Securityholder Representative thereunder, CC Payment Holdings, L.L.C., a Delaware limited liability company (the “Company Securityholder Representative”), among other matters, (i) Parent will domesticate as a Delaware corporation in accordance with the applicable provisions of the Companies Law (2018 Revision) of the Cayman Islands and the General Corporation Law of the State of Delaware, and (ii) Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving limited liability company and a subsidiary of Parent;

WHEREAS, the Company and its subsidiaries (collectively, the “Acquired Companies”) are engaged in the business of providing electronic payment processing services to merchants in any or all of the payday lending, installment lending, buy-here, pay-here auto lending, collections, debt recovery and accounts receivable management industries (the “Business”);

WHEREAS, the Restricted Party has obtained and developed substantial relationships with customers, merchants, vendors, employees and other business relations of the Acquired Companies which are a significant part of the value of the Acquired Companies and will be a recipient of a significant amount of the consideration payable by Parent in connection with the transactions contemplated by the Merger Agreement, and as such, will benefit from the Merger Agreement and the transactions contemplated thereby;

WHEREAS, Parent and the Company wish to protect their interests by restricting the activities of the Restricted Party which might compete with or harm the goodwill of the Covered Parties; and

WHEREAS, the Restricted Party is entering into this Agreement in order to induce Parent and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, pursuant to which the Restricted Party will directly or indirectly receive a material benefit.

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Restricted Party hereby covenants and agrees as follows:

1. Noncompetition. During the period (the “Restricted Period”) from the consummation of the transactions contemplated by the Merger Agreement (the “Closing”) and continuing until the second (2nd) anniversary of the date of the Closing, the Restricted Party shall not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or be employed by, any business that is primarily engaged in the Business (a “Competitive Enterprise”); provided, that the Restricted Party may (a) purchase or otherwise acquire, as a passive investment, up to (but not more than) five percent (5%) of any class of securities of any Competitive Enterprise that are listed on a national securities exchange or traded on a national market system (but without otherwise participating in the activities of such enterprise) or (b) acquire, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, or be employed by, any business that provides electronic payment processing services so long as (I) the revenues or gross profits derived by such business from merchants in the payday lending, installment lending, buy-here, pay-here auto lending, collections, debt recovery and accounts receivable management industries (the “Covered Industries”) do not exceed fifteen percent (15%) of the total revenue or total gross profits, respectively, of such business during any twelve-month period during the Restricted Period and (II) the Restricted Party is not directly involved, in any material respect, in any such activities with respect to the Covered Industries.

2. Non-Solicitation of Personnel. During the Restricted Period, the Restricted Party shall not, directly or indirectly, whether for the Restricted Party’s own account or for the account of any other Person (other than on behalf a Covered Party in the good faith performance of the Restricted Party’s duties on behalf of the Covered Parties):

(a) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any Person who was an employee or independent contractor of (i) any Acquired Company as of the Closing or during the six (6) month period prior to the Closing or (ii) any Covered Party as of the date of the relevant act prohibited by this Section 2 or during the six (6) month period prior thereto (any of the foregoing Persons described in clauses (i) or (ii), “Covered Personnel”) or in any manner induce or attempt to induce any such Covered Personnel to terminate its employment or service with any of the Covered Parties; or

(b) interfere with the relationship of any of the Covered Parties with any Covered Personnel.

Notwithstanding the foregoing, the Restricted Party shall not be prohibited from (i) placing any advertisements for positions to the public generally that are not targeted at any Covered Personnel or (ii) the solicitation, employment or engagement of any Covered Personnel (A) whose employment or engagement was terminated by the Covered Parties due to a job elimination or reduction in force prior to commencement of employment or engagement discussions, (B) whose employment or engagement with the Covered Parties was terminated for any reason other than as set forth in clause (A) at least six (6) months prior to the commencement of employment or engagement discussions or (C) considered to be clerical or non-managerial general administrative staff (for the avoidance of doubt, excluding any sales, business development or product development, product support or product improvement personnel).

3. Non-Solicitation of Customers and Suppliers. During the Restricted Period, the Restricted Party shall not, directly or indirectly, whether for the Restricted Party’s own account or for the account of any other Person (other than on behalf a Covered Party in the good faith performance of the Restricted Party’s duties on behalf of the Covered Parties):

(a) solicit, induce, encourage or otherwise knowingly cause (or attempt to do any of the foregoing) any Covered Customer (as defined below) to (i) cease being, or not become, a customer or merchant of any Covered Party with respect to the Business or (ii) reduce the amount of business of such Covered Customer with any Covered Party, or otherwise alter such business relationship in a manner adverse to any Covered Party, in either case, with respect to or relating to the Business;

(b) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Covered Customer or divert any business with any Covered Customer relating to the Business from a Covered Party; or

(c) interfere with or disrupt (or attempt to interfere with or disrupt) the contractual relationship between any Covered Party and any Person that was a vendor, supplier, distributor, agent or other service provider of (i) an Acquired Company as of the Closing or during the six (6) month period prior to the Closing or (ii) a Covered Party as of the date of the relevant act prohibited by this Section 3(c) or during the six (6) month period prior thereto, in any case, for a purpose competitive with a Covered Party as it relates to the Business.

For purposes of this Agreement, a “Covered Customer” means any Person who is or was an actual customer or merchant of (A) an Acquired Company (or prospective customer or merchant with whom an Acquired Company actively marketed or made or took specific action to make a proposal) as of the Closing or during the six (6) month period prior to the Closing or (B) a Covered Party (or prospective customer or merchant with whom a Covered Party actively marketed or made or took specific action to make a proposal) as of the date of the relevant act prohibited by this Section 3 or during the six (6) month period prior thereto.

4. Restriction on Sale of Securities. The Restricted Party hereby agrees and covenants that, it will not, during the period from the date of the Closing and ending six (6) months following the date of the Closing (the “Lock-Up Period”), (i) offer, lend, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any limited liability company interests of the Surviving Company or any equity interests of Surviving Pubco (including Surviving Pubco Class A Shares) received or retained as consideration under the Merger Agreement, including securities held in escrow or otherwise issued or delivered after the Closing pursuant to the Merger Agreement (collectively, the “Restricted Securities”) or file any registration statement under the Securities Act with respect to the Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, the economic consequence of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Parent and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 4, Parent and the Company may impose stop-transfer instructions with respect to the Restricted Securities of the Restricted Party until the end of the Lock-Up Period, as well as include customary legends on any certificates for any of the Restricted Securities reflecting the restrictions under this Section 4.

5. Confidentiality. The Restricted Party will not, and will cause its Representatives to not, disclose or use at any time, either during the Restricted Party’s employment or service or at any time thereafter, any Confidential Information of which the Restricted Party or such Representative, as applicable, is or becomes aware, whether or not such information is developed by the Restricted Party or any of its Representatives, except to the extent that such disclosure or use is directly related to and required by the Restricted Party’s or its Representatives’ performance in good faith of duties assigned to the Restricted Party or its Representatives by a Covered Party. The Restricted Party and its Representatives will take all appropriate steps to safeguard Confidential Information in its possession and to protect it against disclosure, misuse, espionage, loss and theft. Nothing herein shall be construed to prevent disclosure of Confidential Information (a) to the extent necessary in connection with the defense of any Action involving the Restricted Party or its Representatives (provided, that the Restricted Party or such Representative, as applicable, shall use its commercially reasonable efforts to ensure that confidential treatment is afforded to such Confidential Information) or (b) to prohibit or impede the Restricted Party from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case under such clause (b), that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. The Restricted Party understands and acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Restricted Party understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. The obligations in this Section 5 will not (x) prohibit the Restricted Party from disclosing Confidential Information to its Representatives who have a reasonable need to know such information in connection with their role as a Representative of the Restricted Party or (y) apply to any Confidential Information which is required to be disclosed by the Restricted Party or its Representatives pursuant to any law, rule, regulation, order of any administrative body or court of competent jurisdiction or other legal process; provided that (i) to the extent permitted by applicable law, the applicable Covered Party is given reasonable prior written notice, (ii) to the extent permitted by applicable law, the Restricted Party cooperates (and causes its Representatives to cooperate) with any reasonable request of any Covered Party to seek to prevent or narrow such disclosure and (iii) if after compliance with clauses (i) and (ii) such disclosure is still required, the Restricted Party and its Representatives only disclose such portion of the Confidential Information that is expressly required by such legal process, as such requirement may be subsequently narrowed. Notwithstanding the foregoing, under no circumstance will the Restricted Party or any of its Representatives be authorized to disclose any information covered by attorney-client privilege or attorney work product of any Covered Party or any of their respective controlled Affiliates without prior written consent of the Company’s (or following the Closing, Surviving Pubco’s) General Counsel or other officer designated by the Company (or, following the Closing, the Surviving Pubco).

For purposes of this Agreement the term “Confidential Information” shall mean all material and information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of the Restricted Party’s or its Representatives’ unauthorized disclosure) obtained by the Restricted Party prior to the end of the Restricted Period and relating to the business, affairs and assets of any Covered Party or a controlled Affiliate thereof, regardless of whether such material and information is maintained in physical, electronic, or other form, including without limitation any of the following with respect to any of the Covered Parties or their respective controlled Affiliates (A) business, operating or strategic plans, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers and clients and customer or client lists, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information also includes information disclosed to any Covered Party by third parties to the extent that a Covered Party has an obligation of confidentiality in connection therewith. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of the Restricted Party’s or its Representatives’ unauthorized disclosure) prior to the date the Restricted Party proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

6. Voting.

(a) Prior to the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the Company Equity Holders, and in each written consent or resolutions of any of the Company Equity Holders in which the Restricted Party is entitled to vote or consent, the Restricted Party hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, any limited liability company or other equity interests of the Company which the Restricted Party beneficially owns, holds or over which the Restricted Party otherwise has voting power (the “Units”) (i) in favor of, and adopt, the Merger Agreement, the Transaction Documents, the Merger and the other Transactions in accordance with the DLLCA and the Company’s Organizational Documents, (ii) in favor of the other matters set forth in the Merger Agreement to the extent required for the Company to carry out its obligations thereunder, and (iii) vote the Units in opposition to: (A) any Acquisition Proposal and any and all other proposals (x) that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger or any of the other Transactions or (y) which are in competition with or materially inconsistent with the Merger Agreement or the Transaction Documents or (B) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled.

(b) The Restricted Party agrees not to deposit, and to cause its Affiliates not to deposit, any Units owned by the Restricted Party or the Restricted Party’s Affiliates in a voting trust or subject any Units to any arrangement or agreement with respect to the voting of such Units, unless specifically requested to do so by the Company and Parent in connection with the Merger Agreement, the Transaction Documents or the Transactions.

(c) The Restricted Party agrees, except as contemplated by the Merger Agreement or the Transaction Documents, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any limited liability company or other equity interests of the Company in connection with any vote or other action with respect to the Transactions, other than to recommend that the Company Equity Holders vote in favor of the adoption of the Merger Agreement, the Transaction Documents and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Merger Agreement (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 6).

(d) The Restricted Party agrees to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Merger Agreement, the Transaction Documents, the Merger or any of the other Transactions.

(e) The Restricted Party agrees that during the Voting Period it shall not, and shall cause its Affiliates not to, without Parent’s and the Company’s prior written consent, (A) make or attempt to make any Prohibited Transfer (but for purposes of this Section 6(e), including Units within the term “Restricted Securities” in the definition of “Prohibited Transfer”), except to an Affiliate who agrees to be bound by this Section 6; (B) grant any proxies or powers of attorney with respect to any or all of the Units; or (C) take any action with the intent to prevent, impede, interfere with or adversely affect the Restricted Party’s ability to perform its obligations under this Section 6. The Company hereby agrees to reasonably cooperate with Parent in enforcing the transfer restrictions set forth in this Section 6.

(f) The Restricted Party hereby represents and warrants to Parent and the Company that as of the date hereof, the Restricted Party has beneficial ownership over the type and number of the Units set forth under the Restricted Party’s name on the signature page hereto, is the lawful owner of such Units, has the sole power to vote or cause to be voted such Units, and has good and valid title to such Units, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands, other than those imposed by this Agreement, applicable securities Laws or the Company’s Organizational Documents, as in effect on the date hereof.

(g) In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Units” shall be deemed to refer to and include the Units as well as all such equity dividends and distributions and any securities into which or for which any or all of the Units may be changed or exchanged or which are received in such transaction. The Restricted Party agrees during the Voting Period to notify Parent promptly in writing of the number and type of any additional Units acquired by the Restricted Party, if any, after the date hereof.

(h) During the Voting Period, the Restricted Party agrees to provide to Parent, the Company and their respective Representatives any information regarding the Restricted Party or the Units that is reasonably requested by Parent, the Company or their respective Representatives and required in order for the Company to comply with Sections 5.10 and 5.11 of the Merger Agreement. The Restricted Party agrees to be bound by Section 11.15 of the Merger Agreement as if it were a party thereto. To the extent required by applicable Law, the Restricted Party hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), the Restricted Party’s identity and ownership of the Units and the nature of the Restricted Party’s commitments and agreements under this Agreement, the Merger Agreement and any other Transaction Documents; provided that such disclosure is made in compliance with the provisions of the Merger Agreement, including, without limitation, Sections 5.3, 5.10, 5.11 and 11.15 thereof.

7. Remedies. The period of time applicable to any covenant in this Agreement for the Restricted Party shall be extended by the duration of any breach or violation by the Restricted Party of such covenant. The expiration of the Restricted Period will not relieve the Restricted Party of any obligation or liability arising from any breach by the Restricted Party of this Agreement during the Restricted Period. The Restricted Party acknowledges and agrees that the covenants contained in this Agreement are reasonable and necessary to protect the business and interests of the Covered Parties and their Affiliates and that any breach of these covenants would cause substantial irreparable injury. Accordingly, the Restricted Party agrees that a remedy at law for any breach of the foregoing covenants would be inadequate and that the Covered Parties and their Affiliates, in addition to any other remedies available, shall be entitled to obtain preliminary and permanent injunctive relief to secure specific performance of such covenants and to prevent a breach or contemplated breach of such covenants without the necessity of proving actual damage or posting a bond or other security. The Restricted Party will be responsible for any breach or violation of this Agreement by its Representatives. In the event of any Action under this Agreement between the Restricted Party and a Covered Party, the non-prevailing party in such Action will pay its own expenses and the reasonable out-of-pocket expenses, including reasonable attorneys’ fees and costs, incurred by the other party.

8. Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. Without limiting the foregoing, if any covenant of the Restricted Party in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against the Restricted Party. The Restricted Party agrees that the covenants set forth in this Agreement shall be deemed to be a series of separate covenants for each month within the applicable Restricted Period and separate covenants for each country within the world.

9. Governing Law; Submission to Jurisdiction; Waiver of Jury. Section 11.6 and Section 11.7 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

10. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of the Restricted Party of any provision hereto shall be valid only if set forth in an instrument in writing signed by Parent and the Company; and provided, that any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11. Headings; Interpretation; Counterparts. The provisions of Sections 10.3 and 11.4 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis.

12. Replacement Of Prior Agreement. The 2016 Buyer and the Restricted Party hereby acknowledge and agree that this Agreement, upon effectiveness in accordance with Section 16(b) below, shall supersede and replace the Restricted Covenant Agreement dated as of July 22, 2016, by the Restricted Party, in favor of, and for the benefit of the 2016 Buyer.

13. Waiver Against Trust. The provisions of Section 9.2 of the Merger Agreement are hereby incorporated herein by reference, mutatis mutandis, with any reference to the Company thereunder instead referring to the Restricted Party and any reference to the “Agreement” thereunder instead referring to this Agreement.

14. Successors and Assigns; Third Party Beneficiaries. This Agreement will be binding upon the Restricted Party and its successors and permitted assigns, and will inure to the benefit of the Covered Parties and their respective successors and permitted assigns. The Restricted Party agrees that its obligations under this Agreement are personal and will not be assigned or delegated by the Restricted Party without the consent of the Parent and the Company. The Covered Parties may not assign or delegate their rights or obligations under this Agreement without the prior written consent of the Restricted Party (provided, that the Restricted Party will not unreasonably withhold, delay or condition its consent to an assignment of all of the Parent’s or the Company’s rights under this Agreement to any Person which acquires, in one or more transactions, at least a majority of the equity securities (whether by equity sale, merger or otherwise) of the Parent or the Company or all or substantially all of the assets of the Parent and its Subsidiaries or the Company and its Subsidiaries, in either case, taken as a whole). Any purported assignment or delegation in violation hereof shall be null and void ab initio. Each of the Covered Parties are express third party beneficiaries of this Agreement and will be considered parties under and for purposes of this Agreement.

15. Amendments. This Agreement may only be amended or modified by an instrument in writing signed by each of the Restricted Party, Parent and the Company.

16. Effectiveness.

(a) Section 6 of this Agreement shall become effective as of the date hereof. Section 6 of this Agreement shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect upon the earliest to occur of (i) the Closing and (ii) the date of the termination of the Merger Agreement prior to the Closing.

(b) Except as set forth in Section 16(a), this Agreement shall become effective at the Closing. In the event of a termination of the Merger Agreement prior to the Closing, this Agreement shall automatically terminate (without the requirement of any action by any party hereto) and be of no further force or effect.

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In Witness Whereof, the Restricted Party has duly executed and delivered this Agreement as of the date first above written.

/s/ Shaler V. Alias
Shaler V. Alias

Number and Type of Units:

11,070.67893 Class A-2 Units (owned by an entity of which Restricted Party has sole beneficial ownership)
2,360.79468 Profits Units

ALIAS HOLDINGS, LLC

/s/ Shaler V. Alias
Shaler V. Alias
Manager

Number and Type of Units:

11,070.67893 Class A-2 Units

Agreed and Acknowledged effective as of the date first written above (solely for purposes of Section 12):

HAWK BUYER HOLDINGS, LLC

By:	/s/ John A. Morris
Name:	John A. Morris
Title:	Chief Executive Officer

[Signature Page to Company Equity Holder Support Agreement]